Exhibit 3.6

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

SPIETH NEWCO, INC.

Spieth Newco, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware (the “DGCL”), certifies that:

1.    The name of the Corporation is Spieth Newco, Inc. The Corporation was originally incorporated under the name “Spieth Newco, Inc.” The Corporation’s original Certificate of Incorporation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on December 2, 2019.

2.    This Certificate of Amendment amends the provisions of the Certificate as set forth herein.

3.    Article FIRST of the Certificate is hereby amended and restated to read in its entirety as follows:

FIRST: “The name of the corporation is: Arita Energy, Inc. (the “Corporation”).”

4.    The foregoing amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by John E. Crisp, a duly authorized officer of the Corporation, on March 13, 2020.

/s/ John E. Crisp
John E. Crisp, President